Exhibit 23.2

Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statements on Forms S-8 (No. 333-191011, No. 333-190184, and No. 333-161291) of SafeStitch Medical, Inc. of our report dated May 30, 2012, with respect to the financial statements of TransEnterix, Inc. as of and for the year ended December 31, 2011, included in this Current Report on Form 8-K of SafeStitch Medical, Inc.

/s/ Ernst & Young LLP

Raleigh, North Carolina

September 5, 2013